SIXTH AMENDMENT TO THE AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

    THIS SIXTH AMENDMENT effective as of January 1, 2026 (the “Effective Date”), to the Amended and Restated Transfer Agent Servicing Agreement, dated as of July 30, 2018 (the "Agreement"), is entered into by and among Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the "Advisor"), Baird Funds, Inc., a Wisconsin corporation (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

    WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties.

    NOW, THEREFORE, the parties agree as follows:

1.Section 12 of the Agreement is hereby superseded and replaced in its entirety with the following:

The term of this Agreement shall be effective for a period of five (5) years beginning as of January 1, 2026, and will continue in effect until December 31, 2030 (the “Renewal Term”), provided that the Company may request that the fees be renegotiated on or after January 1, 2026, if the Company’s net assets at such time exceed $___, in which case USBFS agrees to negotiate such fees in good faith. Following the expiration of the then current term this Agreement will remain in force, but may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time upon giving 90 days prior written notice to USBFS, or by any party upon the breach of the other party of any material term of this Agreement (including without limitation the standard of care set forth in Section 7 hereof) if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS, the Advisor and the Company, and authorized or approved by the Board of Directors.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON NEXT PAGE

    IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BAIRD FUNDS, INC.            U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mary Ellen Stanek            By: /s/ Gregory Farley
    Name: Mary Ellen Stanek    Name: Gregory Farley
    Title: President    Title: Senior Vice President

ROBERT W. BAIRD & CO. INCORPORATED

By: /s/ Charles M. Weber
    Name: Charles M. Weber
    Title: Managing Director

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